Exhibit 99.1

American CareSource Completes Acquisition of Express Family Care Urgent Care Centers of Alabama
Company makes initial entrance into the state of Alabama

DALLAS, September 16, 2014 — American CareSource Holdings (NASDAQ: ANCI), operator of urgent care centers and a national network of ancillary health care providers, announced today that it has completed the acquisition of Express Family Care, the owner and operator of three urgent care centers located in three growing suburbs of Birmingham, Alabama.
Two centers are located in Rainbow City, northeast of Birmingham, and Hueytown, which is southwest of the city.  The Rainbow City location opened in 2012 and the Hueytown location opened in late-2013.
The centers represent the Company’s initial acquisitions in the state of Alabama.  In addition to two existing centers, a third center is scheduled to open in the Birmingham suburb of Springville, Alabama.  Construction of the site is complete and the grand opening is planned for the fourth quarter of this year.
Since opening, the physician-owned centers have grown by providing high-quality patient care, in addition to developing strong community ties and capitalizing on locations in developing high-traffic areas.  The current staff is staying to grow the current business and aid in expansion and management of the third site.
 “We are delighted to commence our urgent care acquisition strategy in Alabama with the Express Family Care centers,” said Dr. Richard W. Turner, the company’s Chairman and CEO.
“We anticipate the centers with existing clinical and staff leadership will continue to grow and address consumer demand in the Birmingham-area,” Dr. Turner said.  “The physician leadership has developed a strong following by providing high-quality, patient-centric health care.”
With the addition of the three centers, the Company now has seven total centers which includes previously announced acquisitions in the states of Georgia and Florida.
The Company is continuing to seek out sites that fit its model and negotiate to build its urgent care platform.

About American CareSource Holdings, Inc.
American CareSource Holdings is the owner and operator of a growing chain of urgent care centers located in Georgia, Florida, Alabama and the southeastern United States. American CareSource strives to improve access to quality medical care by offering extended hours and weekend service and also by accepting patients by appointment and on a walk-in basis. The centers offer a broad range of medical services falling within the classification of urgent care, primary care, family practice and occupational medicine. We offer non-emergent, out-patient medical care for the treatment of acute, episodic, and some chronic medical problems such as colds, flu, ear infections, hypertension, asthma, and pneumonia. In addition the centers treat minor injuries, perform minor surgeries and conduct diagnostic tests such as x-rays and drug tests. The Company’s centers will provide consumers with alternatives to address challenges created by limited access to care and rising healthcare costs. The Company also operates a national network of ancillary care providers that includes approximately 4,800 ancillary service providers and approximately 33,000 sites. For additional information, please visit www.anci-care.com.

Investor Relations Contact:
Matthew D. Thompson, Chief Financial Officer
mthompson@anci-care.com
(972) 308-6830